Exhibit 99.1

VASCO Announces Acquisition of Secure Smart Card Reader Specialist,
AOS-Hagenuk

IMPORTANT SYNERGIES BETWEEN DIGIPASS AND AOS-HAGENUK PRODUCT LINES; ACQUISITION EXPANDS AND STRENGTHENS VASCO SMART CARD READER PRODUCT LINE; ADDS SUBSTANTIAL DEPTH TO ENGINEERING CAPABILITY AND ACCELERATES GROWTH RATE

OAKBROOK TERRACE, Ill., and BRUSSELS, Belgium, February 8, 2005 - VASCO Data Security International, Inc. (NASDAQ: VDSI), (www.vasco.com), the global number one vendor of strong user authentication products to the financial sector, today announced its acquisition of AOS-Hagenuk of `s-Hertogenbosch, The Netherlands, a worldwide innovator of security-based Internet appliances and secure smart card readers (www.aos-hagenuk.com). VASCO will acquire all of the stock of AOS-Hagenuk, in exchange for consideration totalling Euro 5 million ($6.5 million U.S. dollars using the exchange rate at the date of close), consisting of Euro 3.75 million cash & Euro 1.25 million VASCO common stock

AOS-Hagenuk is an established, privately-owned company with a growing revenue base and significant technical expertise in the smart card related e-banking market. AOS-Hagenuk generated revenues of Euro 4.4 million in 2004 ($5.4 million U.S. dollars using the average exchange rates for 2004), an eighty-five percent increase over 2003. AOS-Hagenuk has a strong market position in The Netherlands and its customers include Fortis and ABN-Amro. AOS-Hagenuk generated modest operating profits in both 2004 and 2003 and is debt free. AOS-Hagenuk has a strong installed base of more than 2.5 million smart card based authentication devices. Although before today VASCO and AOS-Hagenuk were competitors, there is hardly any overlap in the current product offerings of VASCO & AOS-Hagenuk

With the acquisition of AOS-Hagenuk, VASCO expands and strengthens its product line and position in the smart card enabled secure e-banking and e-commerce market. With the addition of AOS-Hagenuk's technical expertise, VASCO expects to be able to further accelerate its product development and revenue growth.

VASCO will centralize its smart card related R&D activities in AOS-Hagenuk's offices in The Netherlands, thus creating a secure smart card reader research and development center focused on smart card technology. VASCO believes that the combination will allow it to take advantage of current and future opportunities and evolutions in the global smart card authentication business, including the emerging EMV (Europay-Mastercard-Visa) environment.

"We welcome AOS-Hagenuk, its products and its people," said Jan Valcke, VASCO's President and COO. "During our Q3 2004 conference call, we announced that we would grow our number of employees, our geographical presence, our market penetration and our product range. With regards to products, we announced that we would implement a "make or buy" strategy. The acquisition of AOS-Hagenuk reinforces VASCO's position in the smart card enabled e-banking authentication market. In addition, AOS-Hagenuk

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brings us a number of highly experienced smart card developers, which allows us to accelerate the development of VASCO's smart card reader offerings and to be confident about future evolutions in the smart card market. We believe that there are important synergies between VASCO's Digipass and AOS-Hagenuk's PocketID unconnected smart card reader."

"The acquisition of AOS-Hagenuk is another excellent example of how VASCO is executing its growth strategy," said Ken Hunt, VASCO's Chairman and CEO. "AOS is a profitable company with proven technology and proven success in the market. With the acquisition of AOS, we are able to expand our product line and customer base, as well as enhance our technological expertise. We believe that all of these factors will help accelerate VASCO's growth in revenues and profitability. With the synergies that exist between the two companies, and the fact that AOS is a profitable company, we expect that the acquisition will be modestly accretive in 2005."

"The authentication market has become truly global," said Mladen Filipan, CEO of AOS-Hagenuk. "Therefore, AOS-Hagenuk has looked for a strong, global partner. Although AOS-Hagenuk was very well positioned, a strong, international partner was needed to address the current global authentication & security market. I am convinced that the combination of the experience, market vision, R&D capacity and extended product range of both companies will allow them to be successful all over the world."

Mr Mladen Filipan, CEO of AOS-Hagenuk, will join VASCO as VP Business
Development.



ABOUT VASCO: VASCO designs, develops, markets and supports patented "Identity Authentication" products for e-business and e-commerce. VASCO's Identity Authentication software is delivered via its Digipass hardware and software security products. For user access control, VASCO's VACMAN products guarantee that only designated Digipass users get access to the application. With over 12,5 million Digipass products sold and ordered, VASCO has established itself as a world-leader for strong Identity Authentication with over 300 international financial institutions and approximately 1,400 blue-chip corporations and governments located in more than 80 countries.

Forward Looking Statements
Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as "believes," "anticipates," "plans," "expects," and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. Reference is made to the Company's public filings with the US Securities and Exchange Commission for further information regarding the Company and its operations.

FOR MORE INFORMATION CONTACT:
Jochem Binst, +32 2 456 9810, jbinst@vasco.com [mailto:jbinst@vasco.com]
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